Exhibit 99.1

ROHM AND HAAS COMPANY UPDATES FOURTH QUARTER
2006 OUTLOOK; ANNOUNCES PROGRESS ON IMPLEMENTATION OF VISION 2010 STRATEGY AND ASSOCIATED
RESTRUCTURING CHARGES

PHILADELPHIA, PA, December 19, 2006 – Rohm and Haas Company today updated its fourth quarter 2006 and full-year earnings guidance, noting that sales and earnings in the Salt business are being negatively impacted by the warmer than average winter weather, while the Electronic and Chemicals businesses continue to perform as expected. The company expects fourth quarter 2006 earnings from continuing operations to be $0.75 to $0.79 per share, not including restructuring charges. Warmer weather is estimated to have a negative impact on Salt earnings of $0.07 per share for the quarter versus the same period in 2005.

The implementation of the company’s organizational alignments to support its Vision 2010 strategy are nearly complete, resulting in an after-tax restructuring charge of approximately $12 million, or $ 0.05 per share for the quarter related to cash severance and employee separation benefits, affecting approximately 200 positions concentrated in North America. The organizational alignments include a more streamlined business structure, and deployment of resources to higher growth markets. The restructuring charge also includes ongoing operating efficiency initiatives in the North American Chemicals and Salt businesses. These initiatives are expected to yield after-tax savings of approximately $16 million annually.

“We are very pleased with the rapid implementation of the organizational changes that will support our strategy, and we will begin 2007 with our key leadership in place,” said Raj L. Gupta, chairman, president and chief executive officer.

The company further noted that full-year 2006 sales growth is expected to be approximately 5 percent, resulting in sales of approximately $8.3 billion, and earnings in the range of $3.35 to $3.39 per share, which includes the $0.05 per share impact of the fourth quarter restructuring charge.

Rohm and Haas Company will release Fourth Quarter 2006 earnings before the New York Stock Exchange opens on Thursday, January 25, 2007.

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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 2, 2006.

About Rohm and Haas Company
Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Its technologies and solutions help to improve life everyday, around the world. Based in Philadelphia, Pa, the company generated annual sales of approximately $8 billion in 2005. Visit www.rohmhaas.com for more information.

CONTACTS:	Investor Relations Gary O’Brien Director, Investor Relations +1-215-592-3409 GOBrien@rohmhaas.com	Media Relations Brian McPeak Corporate Communications +1-215-592-2741 Bmcpeak@rohmhaas.com